UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 19, 2015

Cameron International Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-13884	76-0451843
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1333 West Loop South, Suite 1700, Houston, Texas	77027
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 513-3300

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02                                         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2015, Cameron International Corporation (“Cameron”) announced that Brent J. Smolik and R. Scott Rowe were elected as members of the Cameron Board of Directors (“Board”).  Mr. Smolik also was appointed as a member of the Compensation Committee of Cameron’s Board.

Mr. Smolik has served since 2012 as Chairman, President and Chief Executive Officer of EP Energy Corporation (NYSE:EPE), a Houston-based oil exploration firm.  Before assuming his current position, he was Executive Vice President and President of El Paso Exploration & Production Company.  He has more than 30 years of experience in the energy industry and had previously held senior management and engineering positions with ConocoPhillips, Burlington Resources and Atlantic Richfield Company.

Mr. Smolik will be entitled to receive the standard annual cash and equity compensation paid to Cameron’s non-employee directors.  The annual cash compensation paid to directors currently consists of a retainer of $50,000 (one-fourth of which is paid quarterly) and meeting fees of $2,500 for each meeting attended of the Board and any Board Committee and $1,000 for each telephonic meeting of the Board or Board Committee.  Non-employee directors also receive an annual equity award of Deferred Stock Units (“DSUs”) with a value of $250,000 with the initial award pro-rated through the remaining balance of the board year if elected during a board year.  Mr. Smolik’s initial pro-rated award is $49,315.  Under the terms of the Cameron Equity Incentive Plan, DSU awards to non-employee directors vest quarterly over the year of grant and payment of the shares is deferred for three years from date of grant.  Mr. Smolik will be entitled to participate in the Company’s Deferred Compensation Plan for Non-employee Directors which allows directors to defer 100% of the cash retainer they receive.  In addition, non-employee directors are reimbursed for travel, lodging and other reasonable expenses incurred in attending board or committee meetings.

Mr. Rowe joined Cameron in 2002 and currently serves as the Company’s President and Chief Operating Officer, a position he has held since October 1, 2014. Before assuming his current position, he was Chief Executive Officer of OneSubsea, a joint venture of Cameron and Schlumberger.  Previously he served as President of the Company’s Subsea Systems division and before that as President of Engineered and Process Valves business in the Company’s Valves and Measurement segment.  Employee directors receive no additional compensation for serving on our Board.

C. Baker Cunningham and Sheldon R. Erikson, members of the Board, will not stand for re-election and will retire as members of the Board effective upon the election of directors at Cameron’s 2015 annual meeting of stockholders on May 8, 2015. According to Cameron’s Corporate Governance Principles a director may not stand for re-election after his/her 72nd birthday and both Mr. Cunningham and Mr. Erikson have attained the age of 72.

James T. Hackett, a member of the Board and the Audit and Compensation Committees of the Board, is currently pursuing a theology degree at Harvard Divinity School and in order to complete his program, he anticipates becoming a full-time resident student for the 2015-2016 academic year. As a result, he has concluded he would not be able to commit the proper time and attention required of a regular director during this period and informed the Board that as a result he would not stand for re-election at Cameron’s 2015 annual meeting of stockholders on May 8, 2015. Because (1) this is a temporary situation and he would like to return to regular Board service after he completes his degree program, (2) the Board values his experience and contributions and believes it to be in Cameron’s best interests to continue Mr. Hackett’s involvement in Cameron’s governance and the affairs of the Board, and (3) the Board currently intends to nominate him as a regular Director Nominee at our 2016 Annual Meeting of Shareholders, the Board approved appointing Mr. Hackett as an Advisory Director, pursuant to the Company’s Bylaw provision providing for an Advisory Director, for a term of one year commencing at the expiration of his current term as director at this year’s annual meeting.

As an Advisory Director, Mr. Hackett will continue to receive all Board materials, will be invited to attend all Board meetings and attend when possible, and will be asked to provide his perspective and opinions and be a resource to the Board. In accordance with the Bylaw provision and with the approval of the Board, during his term as an Advisory Director Mr. Hackett will be paid the annual Board retainer of $50,000 only.

Item 9.01                         Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release of Cameron International Corporation dated February 25, 2015 — Cameron Elects Two New Board Members

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAMERON INTERNATIONAL CORPORATION
	By:	/s/ Grace B. Holmes
Grace B. Holmes
Vice President, Corporate Secretary and Chief Governance Officer

Date: February 25, 2015